Overview The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Underlyings : Russell 2000 ® Index (the “Index”) and iShares ® MSCI Emerging Markets ETF (the “Fund”) Pricing Date: May 20, 2022 Final Review Date: May 20, 2026 Maturity Date: May 26, 2026 Review Dates: Annual Barrier Amount: With respect to each Underlying, 70.00% of its Initial Value CUSIP: 48133FZJ7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133FZJ7/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $ 920.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above . You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Fin ancial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing value of each Underlying on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Barrie r Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of either Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Underlying Return ) If the notes have not been automatically called and the Final Value of either Underlying is less than its Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Hypothetical Amount Payable** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 4yr Auto Callable Review Notes linked to RTY / EEM North America Structured Investments Lesser Performing Index Return at Review Date Total Return at First Review Date Total Return at Second Review Date Total Return at Third Review Date Total Return at Final Review Date 80.00% 16.00% 32.00% 48.00% 64.00% 40.00% 16.00% 32.00% 48.00% 64.00% 2 0.00% 16.00% 32.00% 48.00% 64.00% 10.00% 16.00% 32.00% 48.00% 64.00% 0.00% 16.00% 32.00% 48.00% 64.00% - 0.01% N/A N/A N/A 0.00% - 5.00% N/A N/A N/A 0.00% - 10.00 % N/A N/A N/A 0.00% - 20.00% N/A N/A N/A 0.00% - 30.00% N/A N/A N/A 0.00% - 30.01% N/A N/A N/A - 30.01% - 50.00% N/A N/A N/A - 50.00% - 80.00% N/A N/A N/A - 80.00% - 100.00% N/A N/A N/A - 100.00% * In each case, to be determined on the Pricing Date, but not less than the minimum Call Premium, as applicable. ** Reflects a Call Premium of 16.00% per annum and the applicable Call Values listed in the table to the left. The call premium will be determined on the Pricing Date and will not be less than 16.00% per annum. The “total return” as used above is the number expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement . Review Date Call Value Call Premium* First 100.00% of the Initial Value At least 16.00 % Second 100.00 % of the Initial Value At least 32.00 % Third 100.00 % of the Initial Value At least 48.00% Final 100.00 % of the Initial Value At least 64.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • You are exposed to the risk of decline in the value of each Underlying. • Your payment at maturity will be determined by the Lesser Performing Underlying. • The benefit provided by the Barrier Amount may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • The notes are subject to the risks associated with small capitalization stocks with respect to the Index. • The notes are subject to the risks associated with non - U.S. securities with respect to the Fund. • The Fund is subject to management risk. • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share. • The notes are subject to emerging markets risk with respect to the Fund. • The notes are subject to currency exchange risk with respect to the Fund . • Recent executive orders may adversely affect the performance of the Fund. • The anti - dilution for the Fund is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to se nd you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 4yr Auto Callable Review Notes linked to RTY / EEM The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.